Exhibit 10.10

September 5, 2019

Dear Samir:

Life360, Inc. (the “Company”) is pleased to offer you employment with the Company on the terms described below.

(a) Position. You will start in a full-time position as a Chief Technology Officer and you will initially report to Christopher Hulls. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. Subject to the fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on September 30, 2019.

(b) Base Salary. You will be paid a starting salary at the rate of $300,000 per year, which will be paid in accordance with the Company’s standard payroll policies.

Compensation will be reviewed on an annual basis. Salary increases will be given commensurate with individual and company performance, and generally be targeted to market rate.

(c) Performance Bonus. You will be eligible to earn an annual bonus of up to $50,000, 50% of which may be earned and paid semi-annually during the Company’s semi-annual review process. Your performance bonus will be 50% based on quantitative company performance, and 50% based on qualitative individual performance on objectives established during your employment.

(d) Incentive Bonus. Subject to your continued employment through the second annual anniversary of your employment start date with the Company, you will earn and be paid a one-time bonus of $50,000, which bonus shall be paid within the first month of your second year anniversary of your start date.

(e) Equity.

(i)

Stock Option. It will be recommended to the Company’s board of directors (the “Board”) that you will be granted an incentive stock option entitling you to purchase 250,000 shares of the Company’s common stock (the “Option”). The Option shall vest pursuant to a 48 month vesting schedule which will provide that 1/4th of the shares subject to the Option shall become vested after you complete 12 months of full time employment with the Company, and 1/48th of the shares subject to the Option shall vest upon completion of each month of your full time employment with the Company thereafter. The Option’s exercise price per share will be equal to the fair market value per share of the Company’s common stock on the Option grant date, as determined by the Board in good faith. You will have the ability to exercise options (whole or partial) at any time prior to vesting. The Option shall be exercisable in full or in part, at any time, by promissory note. Specific loan terms and associated details (principal, interest, 83b filing, security, etc.) will be determined in consultation with legal counsel at the time loan is created.

(ii)

First RSU Award. It will be recommended to the Board that you will also be granted a restricted stock unit award (the “RSUs” and, this award, the “First RSU”)) covering units that represent 40,000 shares of the Company’s common stock. Each RSU will entitle you to 1 share of the Company’s common stock after the RSU vests and settles. The First RSUs will vest pursuant to a 48-month vesting schedule which will provide that 1/4th of the shares subject to the First RSU award will vest after you complete 12 months of full time employment with the Company, and 1/48th of the shares subject to the First RSU award will vest upon completion of each month of full-time employment with the Company thereafter. RSUs will settle (i.e., vested shares subject to the RSUs will be issued to you) as soon as practicable following the vesting date and, in any event, will be done at least quarterly.

(iii)

Second RSU Award. It will be recommended to the Board that you will also be granted an additional RSU award covering units that represent 25,000 shares of the Company’s common stock if either: a) the Company does not hit a closing price with at least $580 million of market cap once within the first 12 months of employment with the Company, or b) the Company fails to outperform either the NASDAQ or the closest ASX tech index by 33% over the 12-month period from the date this letter agreement is signed by you. The RSU award shall vest pursuant to a 36 month vesting schedule which will provide that 1/4th of the shares subject to the RSU award shall become fully vested on your first day of full time employment with the Company, and 1/36th of the shares subject to the RSU award shall vest upon completion of each month of your full time employment with the Company thereafter.

(iv)

Annual RSU Awards. It will be recommended to the Board that you will also be granted fully vested RSU awards with at $25,000 value (each, an “Annual RSU Award”) as of the date of grant at the first annual anniversary of your start date with the Company and each of the three annual anniversaries thereafter. The total shares subject to each Annual RSU Award shall be determined by dividing the dollar value of the Annual

RSU Award by the Average Closing Price (as defined below) and rounding up to the nearest whole number of shares. For purposes of this letter agreement, the “Average Closing Price” shall be calculated based on the average of the closing prices of the Company’s CHESS Depositary Interest as reported on the ASX Limited for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant, adjusted as necessary to reflect the ration of the Company’s CHESS Depositary Interests to the Company’s common stock.

(v)

Change of Control. Notwithstanding anything stated herein, subject to the ASX listing rules, if a Change of Control (as defined in the Company’s Amended and Restated 2011 Stock Plan (the “Plan”)) occurs and, upon or following such Change of Control, your employment with the Company is terminated by the Company other than for Cause (as defined in the Plan) or is terminated by you for Good Reason (as defined below), then effective as of such termination, 50% of the shares subject to the Option that are unvested as of such termination will become vested (not to exceed 100% of the shares subject to the Option). Further, if in connection with a Change of Control the Company’s successor does not agree to assume the Option or to substitute an equivalent award or right for the Option, then, contingent upon, the consummation of such Change of Control, 50% of the shares subject to the Option that are unvested as of such Change of Control will become vested (not to exceed 100% of the shares subject to the Option); provided such vesting acceleration will be forfeited if (A) you voluntarily resign without Good Reason, or (B) the vesting acceleration set forth in the foregoing sentence is triggered. For purposes of this letter agreement, resignation for “Good Reason” will mean a termination by you of your employment with the Company within 90 days after the occurrence of any of the following actions taken by the Company (or its successor entity) without your written consent, after the Company’s cure period, as described below, has expired: (i) the Company (or its successor entity) requires you to relocate to a facility or location that increases your one-way commute by more than 20 miles from the location at which you were working immediately prior to the required relocation, or (ii) a material reduction in your job responsibilities, provided, that neither a mere change in title alone nor reassignment to a position with substantially similar job responsibilities of a subsidiary, division or a business integrated within the business of an acquirer (or the Company, if the Company is the surviving entity in a Change of Control) will be deemed to be a material reduction in your job responsibilities. You will not be considered to have terminated for Good Reason unless you first provide the Company with written notice of the acts or omissions constituting the grounds for Good Reason within 30 days after the existence of the grounds for Good Reason and provide the Company with a reasonable cure period of not less than 30 days following the date of such notice.

(f) Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

(g) “Quality of Life” Benefit Allowance. As a regular employee of the Company, you will receive a monthly benefit allowance of $200 that will be paid on the first pay day of each month while you are employed by the Company.

(h) Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

(i) Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

(j) Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

(k) Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to tax and all withholding and any other deductions required by applicable law.

(l) Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and a facsimile or scanned image signature will be deemed an original and valid signature.

(d) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter agreement, the Plan, the Equity or any other securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate in any Company activity, the Plan or any benefit program through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. In addition, the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. This offer, if not accepted, will expire at the close of business on September 8, 2019.

We look forward to your favorable reply and to working with you at Life360!

Very truly yours,

LIFE360, INC.

/s/ Monica E. Walls
Monica E. Walls, VP of People and Talent

ACCEPTED AND AGREED:

Samir Kapoor

/s/ Samir Kapoor
(Signature)

9/5/2019 | 8:25 PM PDT
Date

Anticipated Start Date: September 30, 2019